Exhibit 99.1
BellRing Brands Reports Results for the Second Quarter of Fiscal Year 2026; Updates Fiscal Year 2026 Outlook
St. Louis - May 5, 2026 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global proactive wellness category, today reported results for the second fiscal quarter ended March 31, 2026.
Highlights:
•Second quarter net sales of $598.7 million, up 2% year-over-year
•Operating profit of $66.0 million, net earnings of $33.9 million and Adjusted EBITDA* of $53.8 million, each of which were impacted by a pre-tax $11 million inventory-related charge
•Updated fiscal year 2026 net sales outlook of $2.325-$2.365 billion and Adjusted EBITDA* outlook of $315-$335 million
*Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” later in this release.
“We are disappointed in our second quarter results. Heightened consumer price sensitivity together with a sustained promotional environment adversely impacted our sales mix. This unfavorable mix, along with higher freight costs and an inventory-related charge significantly pressured our margins. Even in this backdrop, Premier Protein brand metrics remain strong, evidenced by volume growth, strong brand equity scores and increases in household penetration. Looking ahead, we’re making the deliberate choice to continue investing to support our long-term growth. Our revised guidance incorporates promotional and consumer headwinds through the balance of the year, along with incremental inflation on protein and freight, while investing in advertising. While the current environment remains challenging, our category remains healthy and we are taking action to improve our long-term financial performance,” said Darcy Davenport, President and Chief Executive Officer of BellRing Brands.
Second Quarter Consumption Trends
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes, Premier Protein powder products and Dymatize powder and RTD products increased 2.9%, 3.1% and 6.0%, respectively, in the 13-week period ended March 29, 2026, as compared to the same period in 2025 (inclusive of Circana United States (“U.S.”) Multi Outlet Plus with Convenience and management estimates of untracked channels). For additional information regarding consumption metrics, see the supplemental presentation on BellRing’s website, which can be accessed by visiting the Investor Relations section.
Second Quarter Operating Results
Net sales were $598.7 million, an increase of 1.8%, or $10.7 million, compared to the prior year period, driven by 10.8% increase in volume and 9.0% decrease in price/mix.
Premier Protein net sales increased 1.7%, driven by 11.3% increase in volume and 9.6% decrease in price/mix. Premier Protein RTD shake net sales increased 2.3%, driven by 11.7% increase in volume and 9.4% decrease in price/mix. Volume gains were driven by increased promotional activity and distribution gains. Price/mix was negatively impacted by incremental promotional investment and unfavorable mix.
Dymatize net sales decreased 1.9%, driven by 6.8% decrease in volume, which was partly offset by 4.9% increase in price/mix. Net sales benefited from higher average net selling prices, with volumes impacted by elasticities due to inflation-driven price increases.
Gross profit was $161.7 million, or 27.0% of net sales, a decrease of $28.1 million, compared to $189.8 million, or 32.3% of net sales, in the prior year period. Adjusted gross profit* was $136.0 million, or 22.7% of net sales, a decrease of $66.7 million, compared to $202.7 million, or 34.5% of net sales in the prior year period. In the second quarter of 2026, gross profit and adjusted gross profit were impacted by significant input cost inflation (inclusive of tariffs), unfavorable price/mix and higher freight. In addition, gross profit and adjusted gross profit were impacted by an $11.3 million inventory-related charge associated with a third-party supplied ingredient that did not meet BellRing’s quality standards, with none of the finished goods released to customers; this represented a 190 unfavorable basis point impact to gross profit margin and adjusted gross profit margin.
*Adjusted gross profit and adjusted gross profit margin are non-GAAP measures that exclude mark-to-market adjustments on commodity hedges. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Selling, general and administrative (“SG&A”) expenses were $91.5 million, or 15.3% of net sales, an increase of $1.0 million compared to $90.5 million, or 15.4% of net sales, in the prior year period. Marketing and consumer advertising expenses were $36.3 million, an increase of $8.7 million compared to the prior year period, driven by increased Premier Protein spend.
Operating profit was $66.0 million, a decrease of $29.1 million, compared to $95.1 million in the prior year period driven by lower gross profit.
Interest expense, net was $20.1 million and $16.5 million in the second quarter of 2026 and 2025, respectively, with the increase primarily driven by higher outstanding borrowings under BellRing’s revolving credit facility. Income tax expense was $12.0 million in the second quarter of 2026 compared to $19.9 million in the second quarter of 2025. The effective income tax rate was 26.1% and 25.3% in the second quarter of 2026 and 2025, respectively.
Net earnings were $33.9 million, a decrease of $24.8 million, compared to $58.7 million in the prior year period, and were impacted by the current year $11.3 million inventory-related charge. Net earnings per diluted common share were $0.29 compared to $0.45 in the prior year period. Adjusted net earnings* were $16.3 million, a decrease of $52.4 million, compared to $68.7 million in the prior year period. Adjusted diluted earnings per common share* were $0.14 compared to $0.53 in the prior year period.
Adjusted EBITDA* was $53.8 million, a decrease of $64.8 million, compared to $118.6 million in the prior year period, and was impacted by the current year $11.3 million inventory-related charge.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Six Month Operating Results
Net sales were $1,136.0 million, an increase of 1.3%, or $15.1 million, compared to the prior year period, driven by 6.1% increase in volume and 4.8% decrease in price/mix. Premier Protein net sales increased 0.3%, driven by 6.0% increase in volume and 5.7% decrease in price/mix. Premier Protein RTD shake net sales increased 0.2%, driven by 6.2% increase in volume and 6.0% decrease in price/mix. Dymatize net sales increased 6.7%, driven by 10.4% increase in volume and 3.7% decrease in price/mix.
Gross profit was $322.5 million, or 28.4% of net sales, a decrease of $66.9 million, compared to $389.4 million, or 34.7% of net sales, in the prior year period. Adjusted gross profit* was $296.8 million, or 26.1% of net sales, a decrease of $104.0 million, compared to $400.8 million, or 35.8% of net sales in the prior year period. In the six months ended March 31, 2026, gross profit and adjusted gross profit were impacted by significant input cost inflation (inclusive of tariffs) and unfavorable price/mix. In addition, gross profit and adjusted gross profit were impacted by an $11.3 million inventory-related charge associated with a third-party supplied ingredient that did not meet BellRing’s quality standards, with none of the finished goods released to customers; this represented a 100 unfavorable basis point impact to gross profit margin and adjusted gross profit margin.
*Adjusted gross profit and adjusted gross profit margin are non-GAAP measures that exclude mark-to-market adjustments on commodity hedges. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
SG&A expenses were $169.5 million, or 14.9% of net sales, a decrease of $1.1 million, compared to $170.6 million, or 15.2% of net sales, in the prior year period. Marketing and consumer advertising expenses were $48.7 million, an increase of $6.0 million compared to the prior year period, driven by increased Premier Protein spend.
Operating profit was $144.5 million, a decrease of $65.9 million, compared to $210.4 million in the prior year period driven by lower gross profit.
Interest expense, net was $40.1 million and $30.9 million in the six months ended March 31, 2026 and 2025, respectively, with the increase primarily driven by higher outstanding borrowings under BellRing’s revolving credit facility. Income tax expense was $26.8 million in the six months ended March 31, 2026 compared to $43.9 million in the six months ended March 31, 2025. The effective income tax rate was 25.7% and 24.5% in the six months ended March 31, 2026 and 2025, respectively.
Net earnings were $77.6 million, a decrease of $58.0 million, compared to $135.6 million in the prior year period, and were impacted by the current year $11.3 million inventory-related charge. Net earnings per diluted common share were $0.65 compared to $1.04 in the prior year period. Adjusted net earnings* were $61.0 million, a decrease of $83.9 million, compared to $144.9 million in the prior year period. Adjusted diluted earnings per common share* were $0.51 compared to $1.11 in the prior year period.
Adjusted EBITDA* was $144.1 million, a decrease of $99.8 million, compared to $243.9 million in the prior year period, and was impacted by the current year $11.3 million inventory-related charge.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Share Repurchases
During the second quarter of 2026, BellRing repurchased 1.2 million shares for $26.2 million at an average price of $22.11 per share. During the six months ended March 31, 2026, BellRing repurchased 4.2 million shares for $123.1 million at an average price of $29.18 per share. As of March 31, 2026, BellRing had $516.9 million remaining under its share repurchase authorization.
Chief Executive Officer Transition Update
The previously announced Chief Executive Officer external search, led by the Board of Directors, is progressing well. The Board is encouraged by the quality of candidates and will provide updates as appropriate.
Outlook
For fiscal year 2026, BellRing management has updated its previously issued guidance, as shown in the table below. As a reminder, Adjusted EBITDA in fiscal year 2026 was impacted by an $11 million inventory-related charge; BellRing management has not incorporated any recovery of this charge into its outlook for fiscal year 2026.

Metric	Fiscal Year 2026
Net Sales	$2.325-$2.365 billion
Net Sales Growth	0% to 2%
Adjusted EBITDA	$315-$335 million
Adjusted EBITDA as a percentage of Net Sales	Approximately 14%
Capital Expenditures	$8 million
BellRing provides Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges, office relocation costs, executive transition costs and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted gross profit, Adjusted gross profit margin, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, May 5, 2026 at 8:30 a.m. ET to discuss financial results for the second quarter of fiscal year 2026 and fiscal year 2026 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: BellRing Q2 2026 Earnings Conference Call. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales, Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales and capital expenditures outlook for fiscal year 2026. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third-party suppliers or manufacturers for the manufacturing of many of its products, pandemics and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on third-party contract manufacturers for the manufacture of most of its products, including one manufacturer for nearly half of its RTD protein shakes;
•the ability of BellRing’s third-party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third-party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies), including as a result of tariffs or inflationary pressures;
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•consolidation in BellRing’s distribution channels;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•the accuracy of BellRing’s market data and attributes and related information;
•changes in critical accounting estimates;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post Holdings, Inc. (“Post”) following BellRing’s separation from Post and Post’s distribution of BellRing stock to Post’s shareholders (“the Spin-off”), including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers and/or directors of Post;
•risks related to the previously completed Spin-off;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third-party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with technology failures, cybersecurity incidents and corruption of BellRing’s data privacy protections;
•impairment in the carrying value of goodwill or other intangible assets or other long-lived assets;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. (NYSE: BRBR) is a dynamic and fast-growing consumer brands business with the purpose of Changing Lives with Good Energy. Focused on growing the proactive wellness category, the company’s brands include Premier Protein, the #1 ready-to-drink protein and proactive wellness brand, and Dymatize, the brand behind the #1 hydrolyzed protein powder. A culture-driven, pure-play company, BellRing Brands believes nutrition is at the core of a healthy world and produces products with best-in-class nutritional profiles and exceptional flavors. Its products are distributed in over 90 countries across club, mass, food, eCommerce, specialty, drug and convenience. To learn more visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Sales	$598.7	$588.0	$1,136.0	$1,120.9
Cost of goods sold	437.0	398.2	813.5	731.5
Gross Profit	161.7	189.8	322.5	389.4
Selling, general and administrative expenses	91.5	90.5	169.5	170.6
Amortization of intangible assets	4.2	4.2	8.5	8.4
Operating Profit	66.0	95.1	144.5	210.4
Interest expense, net	20.1	16.5	40.1	30.9
Earnings before Income Taxes	45.9	78.6	104.4	179.5
Income tax expense	12.0	19.9	26.8	43.9
Net Earnings	$33.9	$58.7	$77.6	$135.6

Earnings per Common Share:
Basic	$0.29	$0.46	$0.66	$1.06
Diluted	$0.29	$0.45	$0.65	$1.04

Weighted-Average Common Shares Outstanding:
Basic	117.3	128.2	118.3	128.5
Diluted	117.5	129.9	118.7	130.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2026	September 30, 2025

ASSETS
Current Assets
Cash and cash equivalents	$32.6	$71.8
Restricted cash	0.6	17.3
Receivables, net	272.1	223.4
Inventories	409.1	330.4
Prepaid expenses and other current assets	41.4	22.6
Total Current Assets	755.8	665.5

Property, net	29.7	19.0
Goodwill	65.9	65.9
Intangible assets, net	116.5	125.0
Deferred income taxes	17.7	32.4
Other assets	39.8	33.2
Total Assets	$1,025.4	$941.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$140.8	$119.5
Other current liabilities	159.7	163.3
Total Current Liabilities	300.5	282.8

Long-term debt	1,185.0	1,084.3
Deferred income taxes	0.4	0.4
Other liabilities	37.3	27.4
Total Liabilities	1,523.2	1,394.9

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	52.0	48.7
Retained earnings	350.2	272.6
Accumulated other comprehensive loss	(1.4)	(1.0)
Treasury stock, at cost	(900.0)	(775.6)
Total Stockholders’ Deficit	(497.8)	(453.9)
Total Liabilities and Stockholders’ Deficit	$1,025.4	$941.0

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2026	2025
Cash (used in) provided by:
Operating activities	$(14.3)	$51.2
Investing activities	(6.0)	(1.9)
Financing activities	(35.5)	(76.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	0.1
Net decrease in cash, cash equivalents and restricted cash	$(55.9)	$(26.9)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted gross profit, Adjusted gross profit margin, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted gross profit and Adjusted gross profit margin
BellRing believes Adjusted gross profit is useful to investors in evaluating BellRing’s underlying profitability of its revenue-generating activities as it excludes mark-to-market adjustments on commodity hedges (which are primarily non-cash and not consistent across periods; see the explanation below for more information). BellRing believes Adjusted gross profit margin (Adjusted gross profit as a percentage of net sales) is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted net earnings and Adjusted diluted earnings per common share
BellRing believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
b.Office relocation costs: BellRing has excluded certain duplicative costs associated with new office moves as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
c.Separation costs: BellRing has excluded certain expenses incurred to transition services to BellRing from Post prior to the expiration of the master services agreement with Post, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
d.Provision for legal matters: BellRing has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as BellRing believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
e.Executive transition costs: BellRing has excluded certain advisory, hiring and other transition related costs associated with its Chief Executive Officer transition, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
f.Reorganization costs: BellRing has excluded certain one-time costs associated with an internal reorganization of one of its business units, as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
g.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
h.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results. BellRing believes that Adjusted EBITDA as a percentage of net sales is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization, and the following adjustments discussed above: mark-to-market adjustments on commodity hedges, office relocation costs, separation costs, provision for legal matters, executive transition costs, reorganization costs and foreign currency gain/loss on intercompany loans. Additionally, Adjusted EBITDA reflects an adjustment for the following item:
i.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Gross Profit	$161.7	$189.8	$322.5	$389.4
Mark-to-market adjustments on commodity hedges	(25.7)	12.9	(25.7)	11.4
Adjusted Gross Profit	$136.0	$202.7	$296.8	$400.8
Gross Profit as a percentage of Net Sales	27.0%	32.3%	28.4%	34.7%
Adjusted Gross Profit as a percentage of Net Sales	22.7%	34.5%	26.1%	35.8%

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Earnings	$33.9	$58.7	$77.6	$135.6

Adjustments:
Mark-to-market adjustments on commodity hedges	(25.7)	12.9	(25.7)	11.4
Office relocation costs	0.4	—	1.3	—
Separation costs	0.6	—	1.0	—
Provision for legal matters	—	0.9	—	0.9
Executive transition costs	0.5	—	0.5	—
Reorganization costs	0.5	—	0.5	—
Foreign currency loss (gain) on intercompany loans	0.5	(0.6)	0.5	—
Total Net Adjustments	(23.2)	13.2	(21.9)	12.3
Income tax effect on adjustments (1)	5.6	(3.2)	5.3	(3.0)
Adjusted Net Earnings	$16.3	$68.7	$61.0	$144.9

(1) Income tax effect on adjustments was calculated on all items using a rate of 24.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Diluted Earnings per Common Share	$0.29	$0.45	$0.65	$1.04

Adjustments:
Mark-to-market adjustments on commodity hedges	(0.22)	0.10	(0.22)	0.09
Office relocation costs	—	—	0.01	—
Separation costs	0.01	—	0.01	—
Executive transition costs	0.01	—	0.01	—
Total Net Adjustments	(0.20)	0.10	(0.19)	0.09
Income tax effect on adjustments(1)	0.05	(0.02)	0.05	(0.02)
Adjusted Diluted Earnings per Common Share	$0.14	$0.53	$0.51	$1.11

(1) Income tax effect on adjustments was calculated on all items using a rate of 24.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Earnings	$33.9	$58.7	$77.6	$135.6
Income tax expense	12.0	19.9	26.8	43.9
Interest expense, net	20.1	16.5	40.1	30.9
Depreciation and amortization	4.9	4.6	9.8	9.2
Mark-to-market adjustments on commodity hedges	(25.7)	12.9	(25.7)	11.4
Stock-based compensation	6.1	5.7	11.7	12.0
Office relocation costs	0.4	—	1.3	—
Separation costs	0.6	—	1.0	—
Provision for legal matters	—	0.9	—	0.9
Executive transition costs	0.5		0.5	—
Reorganization costs	0.5	—	0.5	—
Foreign currency loss (gain) on intercompany loans	0.5	(0.6)	0.5	—
Adjusted EBITDA	$53.8	$118.6	$144.1	$243.9
Net Earnings as a percentage of Net Sales	5.7%	10.0%	6.8%	12.1%
Adjusted EBITDA as a percentage of Net Sales	9.0%	20.2%	12.7%	21.8%